Exhibit 10.15

NU SKIN ENTERPRISES, INC.
THIRD AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement, Participant’s award information (the “Award Summary”), which can be accessed on the Morgan Stanley stock plan website (currently www.stockplanconnect.com) or the website of any other stock plan administrator selected by the Company in the future, and the Appendix for Participant’s country contained in this agreement, if any, (collectively, this “Agreement”) set forth the terms and conditions of the Restricted Stock Units granted to Participant under the Third Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (the “Plan”).  In the event of a conflict between (i) the terms and conditions of the Plan; and (ii) the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.  Unless otherwise defined herein, the capitalized terms in this Agreement shall have the same defined meaning assigned to them in the Plan.

1.           Grant of Restricted Stock Units.

1.1         Grant of Restricted Stock Units.  Effective as of the date of grant specified in the Award Summary (the “Grant Date”), the Company grants to Participant an award of the number of Restricted Stock Units as set forth in the Award Summary.  Each Restricted Stock Unit is a bookkeeping entry representing the Company’s unfunded promise to deliver one Share on the terms provided herein and in the Plan.

1.2         Vesting of Restricted Stock Units.  The Restricted Stock Units shall vest in full on the earlier of April 30 of the calendar year following the Grant Date or one day prior to the annual stockholder meeting in the calendar year following the Grant Date (the “Vesting Date”), except as otherwise provided in this Agreement, including pursuant to Sections 1.3 and 4.

1.3         Termination of Continuous Service.  In the event Participant’s Continuous Service (as defined below) is terminated for any reason prior to the full vesting of the Restricted Stock Units, the Restricted Stock Units granted hereunder shall terminate to the extent they are not vested as of the termination of Participant’s Continuous Service, as determined in accordance with Section 9(g) below, and Participant shall not have any right to receive any Shares subject to such unvested Restricted Stock Units.

For purposes of this Agreement:

“Continuous Service” means that Participant’s service with the Company or a Subsidiary, whether as an Employee, Director, or Consultant, is not interrupted or terminated.  Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or a Subsidiary as an Employee, Consultant, or Director, or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant’s Continuous Service.  For example, a change in status from an Employee of the Company to a Consultant of a Subsidiary or a Director will not constitute an interruption of Continuous Service.  Subject to the requirements of applicable law, the Committee, in its sole discretion, shall determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or a Subsidiary, including sick leave, military leave or any other personal leave.

1.4         Settlement of Restricted Stock Units.  Subject to the terms of the Plan and this Agreement, Restricted Stock Units shall be settled in Shares, provided that Participant has satisfied any Tax-Related Items pursuant to Section 8 below. Shares will be issued to Participant within a reasonable time following each Vesting Date, but in no event shall the Shares be issued more than 70 days from the end of the calendar year that includes the applicable Vesting Date unless subject to the terms of the Company’s deferred compensation plan.

1.5         Stockholder Rights.  Unless and until Shares are issued by the Company after the Vesting Date, Participant shall have none of the rights or privileges of a shareholder of the Company (including voting, dividend and liquidation rights) with respect to the Shares covered by the Restricted Stock Units.

2.           Securities Law Compliance.  Participant represents that Participant has received and carefully read a copy of the Prospectus for the Plan, together with the Company’s most recent Annual Report to Stockholders.  Participant hereby acknowledges that Participant is aware of the risks associated with the Shares and that there can be no assurance the price of the Shares will not decrease in the future.  Participant hereby acknowledges that no representations or statements have been made to Participant concerning the value or potential value of the Shares.  Participant acknowledges that Participant has relied only on information contained in the Prospectus and has received no representations, written or oral, from the Company or its employees, attorneys or agents, other than those contained in the Prospectus or this Agreement.  Participant acknowledges that the Company has made no representations or recommendations, and is not providing any tax, legal or financial advice, regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

3.           Transfer Restrictions.  Participant shall not transfer, assign, sell, encumber, pledge, grant a security interest in or otherwise dispose of the Restricted Stock Units subject to this Agreement in any manner other than by the laws of descent or distribution.  Any such transfer, assignment, sale, encumbrance, pledge, security interest or disposition shall be void.

4.         Forfeiture.  If, at any time during Participant’s Continuous Service or at any time during the 12-month period following termination of Participant’s Continuous Service, a Forfeiture Event (as defined below) occurs, then at the election of the Committee, (a) this Agreement and all unvested Restricted Stock Units granted hereunder shall terminate, and (b) Participant shall return to the Company for cancellation all Shares held by Participant plus pay the Company the amount of any proceeds received from the sale of any Shares, to the extent such Shares were issued pursuant to Restricted Stock Units granted under this Agreement that vested (i) during the 12-month period immediately preceding the Forfeiture Event, or (ii) on the date of or at any time after such Forfeiture Event.

“Forfeiture Event” means the following:

(a)          an act of fraud or intentional misrepresentation related to Participant’s services;

(b)          disclosure or use of confidential information in a manner detrimental to the Company;

(c)          competing with the Company; or

(d)         any other willful misconduct by Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company. The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release Participant from liability hereunder.

The forfeiture provisions of this Section 4 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable laws.  Further, these provisions are in addition to, and not in lieu of, any recoupment requirements under the Sarbanes-Oxley Act or under other applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or Section 10D of the U.S. Securities Exchange Act of 1934, as amended, and shall apply notwithstanding anything to the contrary in this Agreement or in the Plan.

5.          Governing Plan Document.  This Agreement incorporates by reference all of the terms and conditions of the Plan, as presently existing and as hereafter amended.  Participant expressly acknowledges and agrees that the terms and provisions of this Agreement are subject in all respects to the provisions of the Plan.  Participant also expressly:

(a)        Acknowledges receipt of the Plan and represents that Participant is familiar with the provisions of the Plan, and that Participant enters into this Agreement subject to all of the provisions of the Plan;

(b)         Recognizes that the Committee has been granted complete authority to administer the Plan in its sole discretion, and agrees to accept all decisions related to the Plan and all interpretations of the Plan made by the Committee as final and conclusive upon Participant and upon all persons at any time claiming any interest through Participant in the Restricted Stock Units or the Shares subject to this Agreement; and

(c)         Acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt Participant from the requirements of Section 16(b) of the Exchange Act and any rules or regulations promulgated thereunder, and that Participant (to the extent Section 16(b) applies to Participant) shall not be exempt from such requirements pursuant to Rule 16b-3 unless and until Participant shall comply with all applicable requirements of Rule 16b-3, including without limitation, the possible requirement that Participant must not sell or otherwise dispose of any Shares acquired pursuant to Restricted Stock Units unless and until a period of at least six months shall have elapsed between the Grant Date and the date upon which Participant desires to sell or otherwise dispose of such Shares.

6.         Representations and Warranties.  As a condition to the receipt of any Shares upon vesting of the Restricted Stock Units, the Company may require Participant to make any representations and warranties to the Company that legal counsel to the Company may determine to be required or advisable under any applicable law or regulation, including without limitation, representations and warranties that the Shares are being acquired only for investment and without any present intention or view to sell or distribute any such Shares.

7.          Compliance With Law and Regulations.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

8.          Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company.  Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of any Shares acquired at settlement and the receipt of any dividends; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

Under current tax law, Participant is treated as an “independent contractor” for tax purposes, and as such, Participant is responsible to pay his or her Tax-Related Items without involvement by the Company.  However, to the extent it becomes necessary or appropriate for the Company to assist in the collection of Participant’s Tax-Related Items, full payment of the Tax-Related Items shall be made by any of the following, or a combination thereof, subject to the Committee’s or Company’s right to eliminate, prior to vesting, any of the following as permissible payment methods: (i) in cash or cash equivalents (including certified check, bank check or wire transfer of immediately available funds); (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value; (iii) by withholding Shares otherwise issuable in connection with the vesting of the RSUs; (iv) through same-day voluntary or involuntary (on Participant’s behalf pursuant to this authorization) sales through a broker if permitted by the Company’s Securities Trading Policy; (v) withholding from Participant’s wages or other cash compensation paid to Participant by the Company; or (vi) any combination of any of the foregoing. In the absence of Participant’s timely election or in the event Section 16(b) applies to Participant and withholding of Tax-Related items is necessary, the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable.  In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, Participant authorizes and directs the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligation with regard to all Tax-Related Items by one or a combination of the methods above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable withholding rates (up to the rate that will not cause an adverse accounting consequence or cost, including pursuant to ASC Topic 718, as applicable), in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent Shares.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Participant agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

9.           Nature of Grant.  In accepting the Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)         the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)        the grant of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded in the past;

(c)         nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in the service of the Company as a member of the Board of Directors of the Company or in any other capacity;

(d)         all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Committee and/or Company;

(e)          Participant’s participation in the Plan is voluntary;

(f)          the future value of the underlying Shares is unknown, indeterminable and unpredictable;

(g)          in the event of the termination of Participant’s Continuous Service (as defined above) (for any reason whatsoever, whether or not later found to be invalid), unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of the date Participant’s Continuous Service terminated, as determined by the Committee in its sole discretion;

(h)          if Participant is providing services outside the United States, the following additional provisions shall apply:

(1)         Restricted Stock Units and the Shares subject to Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(2)          Restricted Stock Units and the Shares subject to Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;

(3)          Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company;

(4)          no claim or entitlement to compensation or damages shall arise from forfeiture of Restricted Stock Units resulting from termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid); and

(5)         neither the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

10.       Section 409A. The Restricted Stock Units and issuance of Shares thereunder are intended to comply with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Agreement, the Plan or both, without the consent of the Participant, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical. This Section 10 does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Restricted Stock Units or the delivery of Shares upon vesting/settlement of the Restricted Stock Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. Nothing in this Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries based on matters covered by Code Section 409A, including the tax treatment of any amounts paid under this Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any circumstances to the Participant or any other party if the Restricted Stock Units, the delivery of Shares upon vesting/settlement of the Restricted Stock Units or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto. Further, settlement of any portion of the Restricted Stock Units that is deferred compensation may not be accelerated or postponed except to the extent permitted by Code Section 409A.

11.         Data Privacy Notice and Consent.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data, as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Company and any Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and any Subsidiaries may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address, telephone number, date of birth, social security number, passport information, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares or other equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Morgan Stanley, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company.  Participant authorizes the Company, Morgan Stanley and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of Restricted Stock Units may be deposited.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company may not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact the Company.

Further, upon request of the Company Participant agrees to provide an executed data privacy form (or any other agreements or consents) that the Company may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future.  Participant understands and agrees that he or she will not be able to participate in the Plan if Participant fails to provide any such consent or agreement as requested by the Company.

12.          Miscellaneous Provisions.

12.1       Notices.  Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the sender’s local mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the latest address on file or at such other address as such party may designate by ten days advance written notice under this Section to all other parties to this Agreement.

12.2       Waiver.  The failure of the Company in any instance to exercise any rights under this Agreement, including the forfeiture rights under Section 4, shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and Participant.  Participant acknowledges that no waiver by the Company of any breach of any provision of this Agreement shall operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant, whether of like or different nature.

12.3     Imposition of Other Requirements & Participant Undertaking.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.  Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out the foregoing or one or more of the obligations or restrictions imposed on either Participant or the Shares pursuant to the provisions of this Agreement.

12.4       Entire Contract.  This Agreement and the Plan constitute the entire understanding and agreement of the parties with respect to the subject matter contained herein.  This Agreement is made pursuant to, and incorporates by reference, the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

12.5       Language.  Participant acknowledges that he or she is sufficiently proficient in English, or, alternatively, Participant acknowledges that he or she will seek appropriate assistance to understand the terms and conditions in this Agreement.  Furthermore, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

12.6       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.7       Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant’s permitted assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.  Participant may not assign this Agreement other than by the laws of descent and distribution.

12.8      Severability.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

12.9       Governing Law and Choice of Venue.  The Restricted Stock Units and the provisions of this Agreement shall be governed by, and subject to, the laws of the State of Utah, United States, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or this grant of Restricted Stock Units, the parties hereby submit to and consent to the jurisdiction of the State of Utah, agree that such litigation shall be conducted in the courts of Utah County, Utah, or the federal courts of the United States for the District of Utah, where this grant is made and/or to be performed.

12.10     Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country.  Moreover, if Participant relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

12.11     Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that, depending on Participant’s country, broker’s country, or where Shares are listed, Participant may be subject to insider trading and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to such shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “material nonpublic information” or “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before Participant possessed inside information.  Furthermore, Participant could be prohibited from (i) disclosing inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy.  Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.

12.12     Exchange Control Tax and Foreign Asset/Account Reporting Requirements.  Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage, bank account or legal entity outside Participant’s country.  Participant may be required to report such accounts, balances, assets and/or the related transactions to the tax or other authorities in his or her country.  Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt.  Participant acknowledges that it is Participant’s responsibility to be compliant with such regulations, and Participant should consult his or her personal legal advisor for any details.

By electronically accepting this Agreement and participating in the Plan, Participant agrees to be bound by the terms and conditions in the Plan and this Agreement, including the Appendix.  Within six months of the Grant Date, if Participant has not electronically accepted this Agreement on Morgan Stanley’s website, or the website of any other stock plan service provider appointed by the Company, and has not otherwise rejected the grant, then this award shall automatically be deemed accepted, and Participant shall be bound by the terms and conditions in the Plan and this Agreement, including the Appendix.

APPENDIX

FOR PARTICIPANTS OUTSIDE THE U.S.

NU SKIN ENTERPRISES, INC.
THIRD AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the capitalized terms in this Appendix shall have the same defined meaning assigned to them in the Plan and the Agreement.

This Appendix includes special country-specific terms and conditions that apply to Participants in the countries listed below. This Appendix is part of the Agreement.  This Appendix also includes information of which Participant should be aware with respect to his or her participation in the Plan.  For example, certain individual exchange control reporting requirements may apply upon vesting of the Restricted Stock Units and/or sale of Shares.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2019 and is provided for informational purposes.  Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that Participant does not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or are settled, or Participant sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she currently is residing and/or providing services, transfers after the Restricted Stock Units are granted to him or her, or is considered a resident of another country for local law purposes, the terms and conditions and/or notifications contained herein may not be applicable to him or her, and the Company shall, in its discretion, determine to what extent such terms and conditions contained herein shall apply to him or her.

DATA PRIVACY PROVISIONS APPLICABLE TO GRANTEES IN THE EUROPEAN UNION/EUROPEAN ECONOMIC AREA

The following provision replaces Section 11 of the Agreement:

Data Collection and Usage.  Pursuant to applicable data protection laws, Participant is hereby notified that the Company collects, processes, uses and transfers certain personally-identifiable information about Participant for the exclusive legitimate purpose of granting Restricted Stock Units and implementing, administering and managing Participant’s participation in the Plan.  Specifics of the data processing are described below.

Controller, EU Representative and DPO.  The Company is the controller responsible for the processing of Participant’s personal data in connection with the Plan.  The Company’s representative in the European Union is NSE Products Europe BVBA, Da Vincilaan 9, 1935 Zaventem, Belgium, telephone number +32 2 722 70 00. Participant can reach the data protection officer (“DPO”) of the Company at +1 (801) 345-1505, 75 West Center Street, Provo, Utah 84601.

Personal Data Subject to Processing.  The Company collects, processes and uses the following types of personal data about Participant: Participant’s name, home address, telephone number, email address, date of birth, social insurance, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in Participant’s favor, which the Company receives from Participant or the Employer, as well as Participant’s hire date, term date, term reason code, status, and Company’s Division (“Personal Data”).

Purposes and Legal Bases of Processing.  The Company processes the Personal Data for the purpose of granting Restricted Stock Units, implementing, administering and managing Participant’s participation in the Plan.  The legal basis for the processing of the Personal Data by the Company and the third‑party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and generally administering employee equity awards.

Stock Plan Administration Service Providers.  The Company transfers Personal Data to Morgan Stanley Smith Barney LLC and its affiliated companies (collectively, “Morgan Stanley”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan.  In the future, the Company may select different service providers and may share Personal Data with such service providers.  As a data controller, the Company’s stock plan administrator will open an account for Participant to receive and trade Shares.  Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.  Participant’s Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating Participant’s participation in the Plan.  Participant understands that Participant may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s local human resources representative.

International Data Transfers.  The Company and its service providers, including, without limitation, Morgan Stanley, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States.  Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that Participant’s Personal Data may not have an equivalent level of protection as compared to Participant’s country of residence.

The legal basis for the processing of the Personal Data by the Company and the third‑party service providers is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement and generally administering employee equity awards.

Data Retention.  The Company will use the Personal Data only as long as necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including tax and securities laws.  When the Company no longer needs the Personal Data, the Company will remove it from its systems.  If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

Data Subject Rights.  To the extent provided by law, Participant has the right to (i) inquire whether and what kind of Personal Data the Company holds about Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing or processed in non-compliance with applicable legal requirements.  In addition, Participant has, to the extent provided by law, the right to (iv) request the Company to restrict the processing of Personal Data in certain situations where Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Personal Data that Participant has actively or passively provided to the Company, where the processing of such Personal Data is based on consent or a contractual agreement with Participant and is carried out by automated means.  In case of concerns, Participant also has the right to (vii) lodge a complaint with the competent local data protection authority.  To receive additional information regarding Participant’s rights, raise any other questions regarding the practices described in this Agreement or to exercise his or her rights, Participant should contact his or her local human resources representative.

Contractual Requirement.  Participant’s provision of Personal Data and its processing as described above is required for the performance of the Company’s obligations pursuant to the Plan and a condition to Participant’s ability to participate in the Plan.  Participant understands that, as a consequence of Participant’s refusing to provide Personal Data, the Company may not be able to allow Participant to participate in the Plan, grant Restricted Stock Units to Participant or administer or maintain such Restricted Stock Units.  However, Participant’s participation in the Plan and his or her acceptance of this Agreement are purely voluntary.  While Participant will not receive Restricted Stock Units if he or she decides against participating in the Plan or providing Personal Data as described above, Participant’s career and salary will not be affected in any way.  For more information on the consequences of the refusal to provide Personal Data, Participant may contact his or her local human resources representative.

CHINA

The following provisions apply only to Participants who are subject to exchange control restrictions imposed by the State Administration of Foreign Exchange ("SAFE"), as determined by the Company in its sole discretion:

Settlement of Restricted Stock Units.  This provision supplements Section 1.4 of the Agreement:

The Restricted Stock Units will only vest if and when the Company has completed the registration of the Plan with SAFE and provided such registration remains effective.  If the Company is unable to complete the registration or maintain the registration, the settlement of the Restricted Stock Units may be delayed.  Shares issued to Participant under the Plan must be maintained in an account with Morgan Stanley or such other broker as may be designated by the Company until the Shares are sold through that broker.

Furthermore, due to regulatory requirements, Participant acknowledges and agrees that Participant must sell any Shares issued to Participant upon vesting of the Restricted Stock Units as soon as practicable following the termination of Participant’s Continuous Service and in no event later than six months following the termination of Participant’s Continuous Service, or within any other such time frame as may be required by SAFE.  Participant agrees that if Participant continues to hold any of such Shares after this time, the Shares will be sold by the Company’s designated broker on Participant’s behalf at the instruction of the Company.  Therefore, by accepting the Restricted Stock Units, Participant understands and agrees that the Company is authorized to, and may in its sole discretion, instruct its designated broker to assist with the mandatory sale of Shares (on Participant’s behalf pursuant to this authorization) and that Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares.  Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.  Upon the sale of the Shares, the proceeds, less any Tax-Related Items and brokerage fees or commissions will be remitted to Participant pursuant to the procedures described in the “Exchange Control Information” section below.

Exchange Control Information.  Participant understands and agrees that, to facilitate compliance with exchange control requirements, Participant will be required to immediately repatriate to China the cash proceeds from the sale of the Shares issued upon the vesting of the Restricted Stock Units. Participant further understands that, under local law, such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its Subsidiary in China, and Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to Participant.  The Company may deliver the proceeds to Participant in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to Participant.  Participant agrees to bear the risk of any currency fluctuation between the time the Shares are sold, either through voluntary sale or through a mandatory sale arranged by the Company, or proceeds are otherwise realized under the Plan and the time such proceeds are distributed to Participant through the special exchange control account.

Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

HONG KONG

Restricted Stock Units Only Payable in Shares.  Notwithstanding any discretion in the Plan, the Restricted Stock Units will be settled in Shares only.  The grant of Restricted Stock Units does not provide any right for Participant to receive a cash payment.

Restriction on Sale of Shares.  Should any portion of the Restricted Stock Units vest within six months of the Grant Date, Participant agrees that Participant will not dispose of the Shares acquired at vesting prior to the six-month anniversary of the Grant Date.

Securities Law Information.  Warning:  The contents of this document have not been reviewed by any regulatory authority in Hong Kong.  Participant is advised to exercise caution in relation to the offer.  If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.  The Restricted Stock Units and any Shares issued pursuant to the grant do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company.  The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  The Restricted Stock Units and any related documentation are intended only for the personal use of each eligible employee of the Company and may not be distributed to any other person.